UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 19, 2005

FIBERSTARS, INC.

(Exact name of registrant as specified in its charter)

California	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44259 Nobel Drive
Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 490-0719

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 19, 2005, Fiberstars, Inc. (the “Company”), North American Production Sharing, Inc. (“North American”) and Industrias Unidas de B.C., S.A. de C.V. executed that certain First Amendment to Production Share Agreement (the “Amendment”), effective as of August 17, 2005, which amends that certain Production Share Agreement effective as of October 9, 2003, by and among the same parties (the “Agreement”).  The Agreement was originally filed by the Company as exhibit 10.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  The Amendment extends the term of the Agreement to November 17, 2007 and allows the Company to terminate the Agreement without cause upon 90 days prior written notice to North American, provided such termination becomes effective during the period commencing on November 17, 2006 and ending on November 17, 2007.  In the event the Company terminates the Agreement without cause, (i) the Company will remain responsible for both Severance Pay and Facility-lease-related payment obligations as set forth in the Agreement for the remainder of the Agreement renewal term; provided, however, if the Company terminates the Agreement on November 17, 2006, it will not be responsible for such Facility-lease-related payment obligation, and (ii) the Company shall, on or before the effective date of such termination, pay North American a fee equal to the sum of 20 Personnel at 48 hours per week at the rate of $3.00 per hour multiplied by the number of weeks remaining in the Agreement renewal term, the total of which shall be divided by two.

All remaining terms of the Agreement remain in full force and effect.  All capitalized terms not defined herein shall have the same meaning as such terms are defined in the Agreement.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	First Amendment to Production Share Agreement, effective as of August 17, 2005, by and among the Registrant, North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 24, 2005

FIBERSTARS, INC.

By	/s/ Rober A. Connors
Name:	Robert A. Connors
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Production Share Agreement, effective as of August 17, 2005, by and among the Registrant, North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V.